                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Viasource Communications, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                (VIASOURCE LOGO)

                                                                  April 27, 2001

Dear Shareholder:

     You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Viasource Communications, Inc., to be held at 1:30 p.m., Eastern Time, on Thursday, June 14, 2001, at The Embassy Suites Hotel, 1100 S.E. 17th Street, Fort Lauderdale, Florida 33316.

     The accompanying Notice of Annual Meeting and Proxy Statement describe the specific matters to be acted upon. In addition to the specific matters to be acted upon, there will be a report on the progress of Viasource and an opportunity to ask questions of general interest to shareholders.

     Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. PLEASE SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. The Board of Directors recommends that shareholders vote FOR each of the matters described in the Proxy Statement to be presented at the Annual Meeting. Thank you.

                                           Sincerely,

                                           /s/ Craig A. Russey

                                           Craig A. Russey
                                           President and Chief Executive Officer

                         VIASOURCE COMMUNICATIONS, INC.
                           200 EAST BROWARD BOULEVARD
                                   SUITE 2100
                         FORT LAUDERDALE, FLORIDA 33301

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 14, 2001

                             ---------------------

     The Annual Meeting of Shareholders (the "Annual Meeting") of Viasource Communications, Inc. ("Viasource," "us," "we" or "our") will be held at 1:30 p.m., Eastern Time, on Thursday, June 14, 2001, at The Embassy Suites Hotel, 1100 S.E. 17th Street, Fort Lauderdale, Florida 33316. The Annual Meeting will be held for the following purposes, each of which is set forth more completely in the enclosed Proxy Statement:

          (1) To re-elect three directors;

          (2) To vote upon a proposal to amend Viasource's 2000 Stock Option Plan to increase by 2,000,000 shares the number of shares of Viasource common stock, no par value per share, which are issuable upon the exercise of stock options granted or to be granted under the 2000 Stock Option Plan;

          (3) To ratify the appointment of Arthur Andersen LLP as Viasource's independent auditor for the fiscal year ending December 29, 2001; and

          (4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

     The Board of Directors has fixed the close of business on Wednesday, April 25, 2001 as the record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting in person. Even if you plan to attend the Annual Meeting in person, please mark, date, sign and return the enclosed proxy card at your earliest convenience. If you attend the Annual Meeting you may withdraw your completed proxy and vote in person.

                                          By Order of the Board of Directors,

                                          /s/ Douglas J. Betlach

                                          Douglas J. Betlach
                                          Executive Vice President, Chief
                                          Financial
                                          Officer, Treasurer and Secretary

Fort Lauderdale, Florida
April 27, 2001

     YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY SO THAT YOUR VOTE MAY BE RECORDED AT THE ANNUAL MEETING IF YOU DO NOT ATTEND PERSONALLY.

                         VIASOURCE COMMUNICATIONS, INC.
                           200 EAST BROWARD BOULEVARD
                                   SUITE 2100
                         FORT LAUDERDALE, FLORIDA 33301

                             ---------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                ON JUNE 14, 2001

                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Viasource Communications, Inc. ("Viasource," "we," "us" or "our") for the Viasource 2001 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Thursday, June 14, 2001, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying notice of annual meeting. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by Viasource. In addition to solicitations by mail, our officers and regular employees may assist, at no additional compensation, in soliciting proxies by telephone. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about May 3, 2001. The address of our principal executive offices is 200 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33301.

     Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the Annual Meeting and gives oral notice of his election to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the Annual Meeting by delivering to the Secretary of Viasource an instrument revoking it or a duly executed proxy for the same shares bearing a later date. Proxies that are returned properly executed and not revoked will be voted in accordance with the shareholder's directions specified thereon. Where no direction is specified, proxies will be voted for the election of the director nominees named below and for adoption of each of the proposals set forth in the accompanying notice of annual meeting.

     The record date for determining the shareholders entitled to vote at the Annual Meeting is April 25, 2001. On that date, Viasource had outstanding and entitled to vote 43,163,836 shares of common stock, no par value per share (the "Common Stock"), with each share of the Common Stock entitled to one vote.

     The presence, in person or by proxy, of at least a majority of the total number of shares of the Common Stock outstanding on the record date will constitute a quorum for purposes of the Annual Meeting. With the exception of the election of directors which requires a plurality of the votes cast, the affirmative vote of a majority of the shares of the Common Stock represented at the Annual Meeting is required to approve any other proposals. Shares of the Common Stock represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes are counted as voted either for or against a proposal. If less than a majority of the outstanding shares of the Common Stock on the record date are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

     A copy of our Annual Report to Shareholders, including financial statements for the fiscal years ended December 30, 2000 ("Fiscal 2000") and January 1, 2000 ("Fiscal 1999"), is enclosed with this Proxy Statement, but such documentation does not constitute a part of our proxy soliciting materials.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The table below lists information about the beneficial ownership of outstanding shares of the Common Stock as of April 6, 2001, including shares which may be acquired within 60 days, by (a) each person whom we know to own beneficially more than 5% of the outstanding shares of the Common Stock, (b) each of our directors and named executive officers and (c) all of our directors, director nominees and executive officers as a group.

                                                               NUMBER OF
                                                                 SHARES
                                                              BENEFICIALLY   PERCENT
NAME                                                             OWNED       OF CLASS
----                                                          ------------   --------
Crest Communications Holdings LLC(1)........................    9,602,185     22.25%
PPM America, Inc.(2)........................................    3,175,442      7.32
PNC Capital Corp.(3)........................................    2,540,576      5.89
John M. Clarey(4)...........................................    2,929,839      6.79
William W. Sprague(5).......................................    9,662,739     22.39
Craig A. Russey(6)..........................................      452,227      1.05
Ron Cooper(7)...............................................       15,000      *
Bernard G. Dvorak(8)........................................       15,000      *
V. Michael Fitzgerald(5)....................................    9,612,189     22.27
Randall R. Lunn(9)..........................................    1,227,065      2.84
Bruce A. Nassau, Ph.D.(10)..................................    2,710,001      6.28
Roy D. Tartaglia(11)........................................    1,509,502      3.50
Lawrence J. Toole(12).......................................       16,205      *
Patrick M. Ahern............................................        1,000      *
Douglas J. Betlach(13)......................................       66,912      *
Richard Rettstadt(14).......................................    2,454,721      5.69
All executive officers and directors as a group
  (12 persons)..............................................   18,140,372     42.03

---------------

  *  Less than 1% of the outstanding shares of the Common Stock.
 (1) Consists of 21,763 shares owned by Crest CRI LLC and 9,580,422 shares owned by Crest Communications Partners L.P. Crest Communications Holdings LLC serves as the management company of Crest Communications Partners L.P., and Crest Partners II, LLC serves as the sole general partner of Crest Communications Partners L.P. The address of the beneficial owner is 320 Park Avenue, 17th Floor, New York, NY 10022.
 (2) Consists of 15,601 shares owned by Old Hickory Fund, I, LLC and 3,159,841 shares owned by Jackson National Life Insurance Company; PPM America, Inc. is the investment adviser to Old Hickory Fund and Jackson National Life. The address of the beneficial owner is c/o PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.
 (3) Includes 419,195 shares owned by Wood Street Partners, II, and 56,675 shares owned by PNC Venture Corp.; these entities are affiliates of PNC Capital Corp. The address of the beneficial owner is c/o PNC Equity Management Corp., 3150 CNG Tower, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222.
 (4) Includes 602,941 shares held by the Clarey Family Partnership, L.P.
 (5) Certain shares reported for Messrs. Sprague and Fitzgerald are beneficially owned by Crest Communications Holdings LLC as described in footnote 1 above. Mr. Sprague is the founder and Mr. Fitzgerald is a Managing Director of Crest Communications Holdings LLC and Crest Partners I, LLC. As such, Messrs. Sprague and Fitzgerald may be deemed to be controlling persons of these entities. Messrs. Sprague and Fitzgerald disclaim beneficial ownership of these shares except to the extent of their pecuniary interests in Crest Communications Partners LP and Crest CRI LLC.
 (6) Includes 449,127 shares that Mr. Russey may acquire pursuant to options exercisable within 60 days.
 (7) Consists of 15,000 shares that Mr. Cooper may acquire pursuant to options exercisable within 60 days.
 (8) Consists of 15,000 shares that Mr. Dvorak may acquire pursuant to options exercisable within 60 days.

 (9) Includes 1,220,503 shares of common stock owned by Palomar Ventures LLP. Mr. Lunn is General Partner of Palomar Ventures. The address of the beneficial owner is 18881 Von Karman Avenue, Suite 960, Irvine, California 92612. Mr. Lunn disclaims beneficial ownership of shares owned by Palomar Ventures except to the extent of his pecuniary interest in Palomar Ventures.
(10) Includes 294,118 shares held by Nassau Communications, Inc., an affiliate of Mr. Nassau, and 917,647 shares held by Mr. Nassau's wife.
(11) Includes 534,492 shares held by the Tartaglia Family Trust, as to which Mr. Tartaglia shares voting power with his wife.
(12) Includes 14,705 shares that Mr. Toole may acquire pursuant to options exercisable within 60 days.
(13) Consists of 66,912 shares that Mr. Betlach may acquire pursuant to options exercisable within 60 days.
(14) Includes 2,381,741 shares held by CEEJ LLC, an affiliate of Mr. Rettstadt, and 22,980 shares that Mr. Rettstadt may acquire pursuant to options exercisable within 60 days. Mr. Rettstadt intends to transfer approximately 35,000 shares to a family trust.

                                   DIRECTORS

     Our Board of Directors consists of nine members and is divided into three classes. Class I directors serve terms which expire at the Annual Meeting and upon re-election their terms will expire at our 2004 annual meeting of shareholders. Class II directors serve terms which will expire at our 2002 annual meeting of shareholders. Class III directors serve terms which will expire at our 2003 annual shareholders meeting. At each annual meeting, the successors to the directors whose terms expire will be elected to serve three-year terms. Our Board members and their classifications are as follows:

       CLASS I                CLASS II                   CLASS III
       -------                --------                   ---------
Randall R. Lunn              Ron Cooper                  Craig A. Russey
Bruce A. Nassau, Ph.D.       Bernard G. Dvorak           William W. Sprague
Roy D. Tartaglia             V. Michael Fitzgerald       Lawrence J. Toole

     RANDALL R. LUNN, age 50, has served as a Class I Director since June 1, 2000. Since April 1999, Mr. Lunn has been General Partner of Palomar Ventures L.L.P. From 1990 to 1998 he was the Managing Partner of United States Operations for TVM Techno Venture Management, an international venture capital firm. Mr. Lunn currently serves on the boards of directors of several private companies.

     BRUCE A. NASSAU, PH.D., age 48, has served as a Class I Director since October 1999 and became our President -- West Operations in April 2001. Dr. Nassau served as our President -- Mountain Division from September 1999 to April 2001. Dr. Nassau served as President of Telecrafter Services Corporation from 1993 to September 1999, when we purchased Telecrafter. Prior to 1993, Dr. Nassau was Telecrafter's Vice President of Operations.

     ROY D. TARTAGLIA, age 50, has served as a Class I Director since we were formed in 1989 and served as our Executive Vice President -- Business Relations from June 1999 to April 2001. Mr. Tartaglia terminated his employment as Executive Vice President -- Business Relations in April 2001, but remains a Director. Prior to June 1999, Mr. Tartaglia served as our Chairman of the Board and Chief Executive Officer. In 1972, he co-founded one of our predecessors. Mr. Tartaglia serves as a director of First Constitution Bank and Clear Cable TV.

     RON COOPER, age 44, has served as a Class II Director since August 2000. Mr. Cooper has been President and Chief Operating Officer of RELERA, Inc., a builder of Internet data centers, since May 2000. From July 1999 to May 2000, Mr. Cooper was an independent consultant and investor. From September 1997 to May 1999, Mr. Cooper was the Executive Vice President of Operations of MediaOne Group, Inc. (formerly known as Continental Cablevision, Inc.), a leading provider of broadband communications services. Prior thereto, Mr. Cooper was the Executive Vice President of Marketing and Business Development of MediaOne from October 1995 to September 1997.

     BERNARD G. DVORAK, age 40, has served as a Class II Director since August 2000. Mr. Dvorak has served as Chief Executive Officer of Formus Communications, Inc., a provider of broadband Internet and data communications services to business customers in selected European markets, since September 2000 and as Interim Chief Executive Officer from February 2000 to September 2000. From April 1999 to February 2000 he served as Senior Vice President, Chief Financial Officer and Secretary of Formus. From February 1998 to march 1999, Mr. Dvorak served as President and Chief Executive Officer of Cordillera Communications, a provider of wireless communications services to businesses in Latin America. He also served as Chief Financial Officer of Cordillera Communications from February 1997 to January 1998. Prior thereto, Mr. Dvorak served as Chief Financial Officer and a member of the Office of the Chairman as well as a co-founder of UnitedGlobalCom, Inc. He currently serves on the board of one other privately held company.

     V. MICHAEL FITZGERALD, age 32, has served as a Class II Director since June 1999. Since March 1996, Mr. Fitzgerald has served as a managing director and partner of Crest Communications. Prior to joining Crest Communications, Mr. Fitzgerald was an associate in the Media and Telecommunications Group of Smith Barney, Inc. from August 1991 to March 1996. Mr. Fitzgerald currently serves on boards of directors of several private companies.

     CRAIG A. RUSSEY, age 46, has served as a Class III Director and President of Viasource since June 1999, and was appointed Chief Executive Officer in January 2000. Mr. Russey served as Executive Vice President of Mergers & Acquisitions for Communication Resources Incorporated, which we acquired in July 1999, from July 1998 through June 1999. From 1995 to July 1998, Mr. Russey served as the President and Chief Operating Officer of SmartLink Development Corporation, an international, high technology mobile radio and dispatch company in the local and wide area networking industry sectors. Prior to 1995, Mr. Russey worked in the real estate services industry for over 15 years, including serving as the eastern states regional manager for the Edward J. DeBartolo Corporation and as Chief Executive Officer and Founder of Impact Management Group, Inc.

     WILLIAM W. SPRAGUE, age 43, has served as our Chairman of the Board and a Class III Director since June 1999. Prior to founding Crest Communications in 1996, Mr. Sprague was a Managing Director in the investment banking department of Smith Barney Inc., where he was Head of the global Media and Communications Group and Co-Head of the Mergers & Acquisitions Group. Mr. Sprague also serves on the Board of Directors of Ethan Allen Interiors Inc. and several private companies.

     LAWRENCE J. TOOLE, age 62, has served as a Class III Director since October 1999. Mr. Toole retired in July 1999 from his position as Senior Vice President of Human Resources for GE Capital Services. Prior to his retirement, Mr. Toole had been employed for 34 years with General Electric Company and various affiliates.

DIRECTORS' COMPENSATION

     Our independent directors receive $1,000 for each board meeting attended in person. All directors are reimbursed for out-of-pocket expenses incurred in connection with the rendering of services as a director. Each independent director received an initial grant ranging from 8,000 to 15,000 options, exercisable at the market value of the Common Stock at the date of grant. These options vested upon grant. Each independent director who continues to serve will receive an additional grant of 3,000 options, exercisable at the then current market value, on each anniversary of our initial public offering, which was consummated in August 2000.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors held one meeting from the date of our initial public offering through the end of Fiscal 2000. Each director attended 75% or more of the aggregate number of meetings held by the Board of Directors and the committees on which they served. Our Board of Directors has two standing committees -- the Audit and Finance Committee and the Compensation Committee. The Board of Directors does not have a standing nominating committee, such function being reserved to the full Board of Directors.

     The Audit and Finance Committee presently consists of Messrs. Cooper, Dvorak and Lunn, each of whom qualifies as an independent director, as defined in the listing requirements of The Nasdaq National Market. Mr. Dvorak currently serves as the Chairman of the Audit and Finance Committee. The Audit and Finance Committee has been assigned the principal function of reviewing the internal and external financial reporting of Viasource, reviewing the scope of the independent audit and considering comments by the auditors regarding internal controls and accounting procedures and management's response to these comments. The Audit and Finance Committee held one meeting from the date of our initial public offering through the end of Fiscal 2000.

     The Compensation Committee presently consists of Messrs. Cooper, Lunn and Toole. Mr. Cooper currently serves as the Chairman of the Compensation Committee. The Compensation Committee is responsible for approving and monitoring the remuneration arrangements for senior management and administering our stock option plans. The Compensation Committee held one meeting from the date of our initial public offering through the end of Fiscal 2000.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our directors, executive officers and persons who own more than 10% of the outstanding shares of Common Stock to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish us with copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required during Fiscal 2000, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% shareholders were complied with.

     Although it is not our obligation to make filings pursuant to Section 16 of the Exchange Act, we have adopted a policy requiring all Section 16 reporting persons to report monthly to our Chief Financial Officer as to whether any transactions in shares of Common Stock occurred during the previous month.

                               EXECUTIVE OFFICERS

     The following table sets forth information concerning our executive officers.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Craig A. Russey............................  46    President and Chief Executive Officer
Patrick M. Ahern...........................  44    Executive Vice President of Human Capital
Douglas J. Betlach.........................  49    Executive Vice President, Chief Financial
                                                     Officer, Treasurer and Secretary
Colin McWay................................  36    Executive Vice President of Business
                                                     Development and Operations
Richard M. Rettstadt.......................  41    Executive Vice President of Marketing
Gerald P. Thorning.........................  49    Executive Vice President of Strategy and
                                                     Business Systems

     Executive officers are appointed by our Board of Directors and hold office at the pleasure of the Board. Executive officers devote their full time to the business affairs of Viasource. See "Directors" for information with respect to Craig A. Russey.

     PATRICK M. AHERN has been our Executive Vice President of Human Capital since January 2000. Prior to joining Viasource, Mr. Ahern was Vice President of Human Resources for Republic Services Inc., a waste hauling and disposal company, from February 1997 to December 1999. Prior thereto, he was Senior Director of Human Resources for Alamo Rent-A-Car, Inc.

     DOUGLAS J. BETLACH has been our Executive Vice President, Chief Financial Officer, Treasurer and Secretary since June 1999. Prior to joining Viasource, Mr. Betlach was Vice President, Chief Financial Officer and Treasurer of Dycom Industries, Inc., a nationwide provider of engineering, construction and maintenance services to telecommunications operators.

     COLIN McWAY has been our Executive Vice President of Business Operations since March of 2001. Mr. McWay joined Viasource in November of 2000 as Executive Vice President of Business Development. Prior to joining Viasource, Mr. McWay was the Chief Executive Officer of Connecticut Telephone, Inc.

     RICHARD M. RETTSTADT has been our Executive Vice President of Marketing since July 1999. Prior to July 1999, Mr. Rettstadt was Vice President and Chief Operating Officer of Communication Resources. Mr. Rettstadt was the founder of a predecessor to Communication Resources.

     GERALD P. THORNING has been our Executive Vice President of Strategy and Business Systems since November 2000. Prior to joining Viasource, Mr. Thorning was a Motorola Telecommunications executive, where he headed up Celestri Business Development, a global broadband satellite network.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation in Fiscal 2000 and Fiscal 1999 of our Chief Executive Officer and each of our four other most highly compensated executive officers who earned more than $100,000 in salary and bonus during Fiscal 2000 (collectively our "Named Executive Officers").

                                                                                 SECURITIES     ALL OTHER
                              FISCAL                             OTHER ANNUAL    UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR     SALARY      BONUS        COMPENSATION   OPTIONS/SARs       ($)
---------------------------   ------   --------    -------       ------------   ------------   ------------
Craig A. Russey.............   2000    $286,212    $    --(1)                     250,000          $ --
  President and Chief          1999     193,653     75,000          50,000(2)     529,412            --
  Executive Officer

Patrick M. Ahern............   2000     183,143     12,500(1)(6)        --         78,824            --
  Executive Vice President     1999          --         --              --             --            --
    of Human Capital

Douglas J. Betlach..........   2000     225,962         --(1)           --        150,000
  Executive Vice President     1999      87,500(2)  37,500              --         88,235            --
    and Chief Financial
    Officer

Richard M. Rettstadt........   2000     208,239         --(1)           --         20,000
  Executive Vice               1999     192,635     65,000              --         29,412            --
    President -- Market

Roy D. Tartaglia(4).........   2000     210,196         --(1)           --         20,000            --
  Executive Vice               1999     241,540     35,000              --             --           764(5)
    President --
    Business Relations

---------------

(1) Although all the executive officers were entitled to a 2000 performance bonus based upon Viasource meeting or exceeding certain revenue targets, such bonus payments were voluntarily waived by these executives. Had such bonus payments been accepted, Messrs. Russey, Ahern, Betlach, Rettstadt and Tartaglia would have received $118,000, $25,000, $98,000, $27,000, and
    $28,000, respectively, in Fiscal 2000.
(2) Represents a bonus of $25,000 and forgiveness of note payable of $25,000.
(3) Mr. Betlach became our Executive Vice President, Chief Financial Officer, Treasurer and Secretary in June 1999.
(4) Mr. Tartaglia resigned as an employee of Viasource in April 2001, but remains a Director.
(5) Represents premium paid on a term life insurance policy maintained for the benefit of Mr. Tartaglia.
(6) Mr. Ahern received a signing bonus of $12,500 in January of 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on grants of options to purchase shares of the Common Stock made during Fiscal 2000 to our named executive officers.

     The assumed rates of 5% and 10% are hypothetical rates of stock price appreciation selected by the SEC and are not intended to, and do not, forecast or assume actual future stock prices. We believe that future stock appreciation, if any, is unpredictable, and we are not aware of any formula that will determine with any reasonable accuracy the present value of stock options. There can be no assurance that the amounts reflected in this table will be achieved.

     The options are nonqualified stock options that become exercisable in three equal annual installments beginning on the grant date, except for those options that were granted to Messrs. Russey and Betlach on August 18, 2000, of which 25% vested immediately and the balance will vest in equal increments on the first, second and third anniversaries of date of grant. Each of these options has a term of ten years and is not transferable. The options granted to Messrs. Russey and Betlach expire upon termination, except that the vested portion of an option will remain exercisable until the earlier of the remaining term of the option and either (a) 90 days after termination without cause or normal retirement or
(b) one year after death.

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF
                        NUMBER OF       % OF TOTAL                                           STOCK PRICE
                        SECURITIES     OPTIONS/SARS                                       APPRECIATION FOR
                        UNDERLYING      GRANTED TO     EXERCISE OR                           OPTION TERM
                       SARS/OPTIONS     EMPLOYEES      BASE PRICE                      -----------------------
NAME                   GRANTED (#)    IN FISCAL YEAR     ($/SH)      EXPIRATION DATE      5%($)       10%($)
----                   ------------   --------------   -----------   ---------------   ----------   ----------
Craig A. Russey......    250,000           7.37%          $8.00      August 18, 2010   $1,257,500   $3,187,500
Patrick M. Ahern.....     58,824           1.73%           1.70      January 3, 2010       62,942      159,413
                          20,000           0.59%           8.00      August 18, 2010      100,600      255,000
Douglas J. Betlach...    150,000           4.42%           8.00      August 18, 2010      754,500    1,912,500
Richard M.
  Rettstadt..........     20,000           0.59%           8.00      August 18, 2010      100,600      255,000
Roy D. Tartaglia.....     20,000           0.59%           8.00      August 18, 2010      100,600      255,000

FISCAL YEAR-END OPTION VALUES

     The following table provides information on the Fiscal year-end values of options held by our named executive officers.

     The values shown below are determined by subtracting the exercise price from the fair market value of the Common Stock based on the last trading day of Fiscal 2000, multiplied by the number of shares underlying the options.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                      OPTIONS AT                      OPTIONS AT
                                                 FISCAL YEAR-END (#)             FISCAL YEAR-END ($)
                                             ----------------------------    ----------------------------
NAME                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                                         -----------    -------------    -----------    -------------
Craig A. Russey............................    437,009         401,227        $310,410         $17,355
Patrick M. Ahern...........................         --          78,824              --           4,777
Douglas J. Betlach.........................     66,911         171,324           2,388           4,777
Richard M. Rettstadt.......................     32,687          20,000          37,654              --
Roy D. Tartaglia...........................         --          20,000              --              --

EXECUTIVE EMPLOYMENT AGREEMENTS

     We have an employment agreement with Mr. Russey, which has a three-year term ending in 2003. Mr. Russey is entitled to receive a base salary of $300,000 per year and is eligible for a target bonus of 100% of his base salary, based upon achievement of performance criteria set by the Compensation Committee. For other incentive compensation, Mr. Russey was granted options on August 18, 2000 to purchase 250,000 shares of the Common Stock at $8.00, of which 25% vested immediately and the balance will vest in equal increments on the first, second and third anniversaries of the date of grant. Mr. Russey, as well as our other executive officers, was entitled to a performance bonus based on our financial results for Fiscal 2000, but such bonus was voluntarily waived. Had such bonuses been accepted, Mr. Russey would have received $118,000, and our executive officers would have received a total of $464,000. Mr. Russey is also entitled to health, life and disability insurance and other benefits. Mr. Russey is prohibited from competing with us during his term of employment and for two years thereafter. If we terminate Mr. Russey without cause, then we must pay him his salary for one year following the date of termination, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Russey due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for six months. If we terminate Mr. Russey due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

     We have an employment agreement with Mr. Ahern, which has a three-year term ending in 2003. Mr. Ahern is entitled to receive a base salary of $190,000 per year and is eligible for discretionary bonuses and other incentive compensation. Mr. Ahern, as well as our other executive officers, was entitled to a performance bonus based on our financial results for Fiscal 2000, but such bonus was voluntarily waived. Had such bonuses been accepted, Mr. Ahern would have received $25,000, and our executive officers would have received a total of $464,000. Mr. Ahern is also entitled to health, life and disability insurance and other benefits. We agreed to grant Mr. Ahern options to purchase 58,824 shares of the Common Stock at $1.70 per share. The options shall vest one-third on the anniversary of the date of the employment agreement and the balance shall vest in equal amounts on the second and third anniversary of Mr. Ahern's employment agreement. Unless we terminate Mr. Ahern without cause, he is prohibited from competing with us during his term of employment and for two years thereafter. If we terminate Mr. Ahern without cause, then we must pay him his salary for six months following the date of termination, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for six months. If we terminate Mr. Ahern due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Ahern due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

     We have an employment agreement with Mr. Betlach, which has a three-year term ending in 2003. Mr. Betlach is entitled to receive a base salary of $250,000 per year, and is eligible for a target bonus of 50% of his base salary, based upon achievement of performance criteria set by the Compensation Committee and for other incentive compensation. Mr. Betlach was granted options on August 18, 2000 to purchase 150,000 shares of the Common Stock at the $8.00, of which 25% vested immediately and the balance will vest in equal increments on the first, second and third anniversaries of the date of grant. Mr. Betlach, as well as our other executive officers, was entitled to a performance bonus based on our financial results for Fiscal 2000, but such bonus was voluntarily waived. Had such bonus been accepted, Mr. Betlach would have received $98,000, and our executive officers would have received a total of $464,000. Mr. Betlach is also entitled to health, life and disability insurance and other benefits. Unless we terminate Mr. Betlach without cause, he is prohibited from competing with us during his term of employment and for two years thereafter. If we terminate Mr. Betlach without cause, then we must pay him his salary for six months in monthly installments, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for six months. If we terminate Mr. Betlach due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for four months. If we terminate Mr. Betlach due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

     We have an employment agreement with Mr. Rettstadt, which has a three-year term ending in 2002. Mr. Rettstadt is entitled to receive a base salary of $193,000 per year, to be increased annually by at least 5%, and is eligible for discretionary bonuses and other incentive compensation. Mr. Rettstadt, as well as other executive officers, was entitled to a performance bonus based on our financial results for Fiscal 2000, but such bonus was voluntarily waived. Had such bonus been accepted, Mr. Rettstadt would have received $27,000, and our executive officers would have received a total of $464,000. Mr. Rettstadt is also entitled to health, life and disability insurance and other benefits. Unless we terminate Mr. Rettstadt without cause, he is prohibited from competing with us during his term of employment and for one year thereafter. If we terminate Mr. Rettstadt without cause, then we must pay him his salary for one year following the date of termination, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Rettstadt due to permanent disability, then we must pay him a lump sum equal to his salary for one year, plus a pro-rated portion of his bonus for the year of termination, and permit him to continue to participate in our benefit plans for one year. If we terminate Mr. Rettstadt due to his death, then we must pay him (or his estate) his accrued but unpaid benefits, plus a pro-rated portion of his bonus for the year of termination.

2000 STOCK OPTION PLAN

     Our 2000 Stock Option Plan provides for the grant of incentive stock options and non-qualified stock options. We may grant options to any of our employees, officers or directors and to any independent contractor or consultant providing services to us. All options will be granted at or above fair market value and evidenced by a written agreement. The total number of shares authorized for issuance pursuant to options granted under the 2000 Stock Option Plan is 2,235,294 (3,800,000 options adjusted to reflect the 0.588 for 1 reverse stock split, which was effected in connection with our initial public offering), of which options to purchase 2,043,050 shares had been granted as of April 25, 2001. As discussed under Proposal Two below, we are seeking shareholder approval to increase by 2,000,000 the number of shares authorized for issuance pursuant to options granted or to be granted under the 2000 Stock Option Plan.

     Our Compensation Committee administers the 2000 Stock Option Plan. All options are subject to a vesting schedule which will be set forth in the option agreement. However, our Board of Directors may modify or waive any vesting schedules. The 2000 Stock Option Plan is designed to ensure that awards of options qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code.

     Unless otherwise provided in an option agreement, an option will terminate 90 days following termination of the holder's employment or service with us if the termination is for any reason other than cause, death or disability. If the holder's employment is terminated by death or disability, his or her options will immediately vest and will be exercisable for a period of up to one year from the date of death or disability. If the holder's employment or service with us is terminated for cause, his or her options will expire. Our Board of Directors may extend the exercise period following a termination of employment or service by an option holder for any reason.

     An option agreement may provide that the holder must return any gains related to an option if the holder's employment or services with us are terminated for cause or for the breach of a non-competitive provision of any agreement entered into by the holder and us.

     In the event of a reorganization or change of control, our Board of Directors may provide that all or some of the outstanding options issued under the plan will become immediately exercisable or will terminate. In the event the options will terminate, holders will be given a reasonable period of time to exercise vested options. In the case of a reorganization, if the option will not terminate, the holder will be entitled to the number and kind of shares that a holder of stock would have been entitled to upon the reorganization. An option agreement may provide for immediate vesting upon a change of control or a reorganization.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In June 2000, we acquired TeleCore for approximately $86.8 million, which we paid in a combination of cash, common stock, preferred stock, common stock options and a promissory note. Crest Communications, one of our principal shareholders, had acquired approximately 17% of the stock of TeleCore in October 1999 and, at the time of the acquisition, held approximately 19% of the stock of TeleCore. John M. Clarey, one of our shareholders and formerly a principal shareholder of TeleCore, received in the merger 2,929,839 shares of Viasource common stock and $16.9 million in promissory notes. The notes bear interest at a rate of 9% per annum; however, the interest rate for $10 million of the notes will be increased by 1% (up to a maximum interest rate per annum of 15%). Crest Communications received 1,529,609 shares of preferred stock and 63,768 shares of Viasource common stock in the merger. Mr. Fitzgerald, one of our directors, also served as a director of TeleCore. Also in connection with the acquisition, Crest Communications, loaned an aggregate of $2.75 million, and Palomar Ventures I, L.P., of which Mr. Lunn, one of our directors, is a General Partner, loaned an aggregate of $1.5 million to TeleCore, in exchange for notes bearing interest at an annual rate of 8%. These loans were paid back to Crest Communications and Palomar Ventures in September of 2000 for $2.85 million and $1.6 million, respectively, for principal and accrued interest. In connection with these loans, Crest Communications and Palomar Ventures received warrants to purchase shares of TeleCore, which were exercised and converted into 63,742 and 43,864 shares, respectively, of Viasource common stock in the acquisition of TeleCore.

     During Fiscal 2000, we paid Mr. Clarey $350,000 in cash relating to minimum interest on subordinated notes issued in the TeleCore acquisition. Also in connection with this subordinated note, we paid $1.0 million in August of 2000 on the principal amount of the note.

     In connection with the Telecrafter acquisition on September 7, 1999, we entered into a seller note with a principal amount of $3.0 million, of which $3.3 million for principal and accrued interest was subsequently repaid in August of 2000 in conjunction with our initial public offering. In addition, we entered into a facility lease with Dr. Nassau, one of our Directors and formerly a principal shareholder of Telecrafter, which expires in March 2011 and can be renewed for up to two additional five-year terms. The lease currently provides for a total annual rent of approximately $71,000, increasing by approximately $6,000 in each year of the lease.

     During August 2000, in connection with the waiver and amendment of our Term Loan and Revolving Credit Facility with General Electric Capital Corporation, Crest Communications agreed that, if we did not complete our initial public offering or an equity or subordinated debt financing to prepay $2.5 million of the principal under its subordinated term credit agreement by November 15, 2000, it or its designee would purchase up to $2.5 million in equity or subordinated debt securities of Viasource to prepay such principal amount. We agreed to pay Crest Communications a cash fee of $100,000 as compensation for providing this commitment.

COMPANY POLICY

     In the future, any transactions with our directors, officers, employees or affiliates are anticipated to be minimal and will, in any case, be approved by a majority of the Board of Directors or a committee thereof, including a majority of disinterested members of the Board of Directors.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for:
(i) establishing and reviewing Viasource's compensation philosophy and policies;
(ii) reviewing and approving pay recommendations for our executive officers;
(iii) initiating all compensation actions for our Chief Executive Officer; and
(iv) reviewing and providing recommendations to the Board of Directors regarding all stock option or other incentive plan matters.

     Our compensation policies have been designed to align the financial interests of Viasource's management with those of our shareholders and reflect the nature of Viasource's business by taking into account our operating environment and the expectations for continued growth and enhanced profitability. Compensation for each of our executive officers consists of a base salary, an annual performance bonus and, in some cases, stock options. We do not currently provide executive officers with other long term-incentive compensation, other than the ability to participate in the Company's stock option plan.

     The Compensation Committee's philosophy is that a significant portion of an executive's compensation should be based directly upon the value of long-term incentive compensation in the form of stock ownership or stock option awards. The Compensation Committee believes that providing executives with the opportunities to acquire significant stakes in the growth and prosperity of Viasource (through grants of stock options), while maintaining other elements of our compensation program at conservative levels, will enable us to attract and retain executives with outstanding management abilities and entrepreneurial spirit which are essential to our ongoing success. Furthermore, the Compensation Committee believes that this approach to compensation motivates executives to perform to their full potential.

     At least annually, the Compensation Committee will review salary recommendations for Viasource's executives and then approve such recommendations, with any modifications it deems appropriate. The annual salary recommendations are made under the ultimate direction of the Chief Executive Officer, based on peer group and national industry surveys of total compensation packages, as well as evaluations of the individual executive's past and expected future performance. Similarly, the Compensation Committee fixes the base salary of the Chief Executive Officer based on a review of competitive compensation data, the Chief Executive Officer's overall compensation package and the Compensation Committee's assessment of his past performance and its expectation as to his future performance in leading Viasource.

     The Compensation Committee also determines, based upon the recommendation of the Chief Executive Officer, the annual bonus, if any, to be paid to executive officers (other than the Chief Executive Officer). The amount of each individual bonus is determined based upon an evaluation of such factors as individual performance, increases in our revenue, net income, net income per share and market penetration, as well as the executive's contribution to our performance. The Compensation Committee applies similar criteria in setting the amount of annual bonus, if any, earned by Chief Executive Officer.

     Stock options represent a substantial portion of compensation for our executive officers. Stock options are granted at or above the prevailing market price on the date of grant, and thus will only have value if our stock price increases. Generally, grants vest in equal amounts over a period of three years (although certain special types of grants may vest either immediately or over a shorter period) and executives must be employed by Viasource at the time of vesting in order to exercise the options. Grants of stock options generally are based upon the level of the executive's position with Viasource and an evaluation of the executive's past and expected future performance. The Compensation Committee believes that dependence on stock options for a significant portion of executives' compensation more closely aligns such executives' interests with those of our shareholders, since the ultimate value of such compensation is linked directly to stock price.

     The Compensation Committee will continually evaluate Viasource's compensation policies and procedures with respect to executives. Although the Compensation Committee believes that current compensation policies have been successful in aligning the financial interests of executive officers with those of our shareholders and with our performance, it continues to examine what modifications, if any, should be implemented to further link executive compensation with both individual and company performance.

     The Compensation Committee evaluated the compensation of the Chief Executive Officer on the same basis used to evaluate salaries and other compensation of the other executive officers. The Committee's determination of an appropriate level of compensation for the Chief Executive Officer was based on a comparison of Viasource's actual performance with the projected performance and the responsibilities of the Chief Executive Officer within the organization. The salary of Mr. Russey, our Chief Executive Officer, was fixed by his employment agreement, which has a term of three years ending in 2003. In addition, Mr. Russey was granted options to purchase 250,000 shares at an exercise price of $8.00 per share in connection with our initial public offering in August 2000. Mr. Russey, as well as our other executive officers, was entitled to a performance bonus based on our financial results for Fiscal 2000, but voluntarily waived such bonus. Mr. Russey would have received $118,000, and our executive officers would have received a total of $464,000, had these bonuses been accepted.

                                          Ron Cooper
                                          Randall R. Lunn
                                          Lawrence J. Toole

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee served as an officer or employee of Viasource or any of its subsidiaries during Fiscal 2000. There were no material transactions between Viasource and any of the members of the Compensation Committee during Fiscal 2000.

                       AUDIT AND FINANCE COMMITTEE REPORT

     In the section below, we have provided the Audit and Finance Committee Report, which outlines the financial and accounting management policies and practices of Viasource.

     Composition. The Audit and Finance Committee of the Board of Directors is composed of three independent directors, as defined by Nasdaq rules, and operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A.

     Responsibilities. The responsibilities of the Audit and Finance Committee include recommending to the Board of Directors an accounting firm to be engaged as Viasource's independent accountants. Management is responsible for Viasource's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of Viasource's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

     Review with Management and Independent Accountants. In this context, the Audit and Finance Committee has met and held discussions with management and the independent accountants. Management represented to the Audit and Finance Committee that Viasource's consolidated financial statements are presented in conformity with generally accepted auditing principles, and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit and Finance Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

     Viasource's independent accountants also provided to the Audit and Finance Committee the written disclosures and the letter required by Independent Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit and Finance Committee discussed with our independent accountants, Arthur Andersen LLP, the firm's independence.

     Summary. Based upon the Audit and Finance Committee's discussions with management and the independent accountants and the Audit and Finance Committee's review of the representations of management, and the report of the independent accountants to the Audit and Finance Committee, the Audit and Finance Committee recommended that the Board of Directors include the audited consolidated financial statements in Viasource's Annual Report on Form 10-K for Fiscal 2000, as filed with the Securities and Exchange Commission ("SEC").

     Audit Fees. The aggregate fees for professional services rendered by Arthur Andersen LLP in connection with its audit of our consolidated financial statements and reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q for Fiscal 2000 were approximately $380,000.

     All Other Fees. The aggregate fees for all other services rendered by Arthur Andersen LLP in Fiscal 2000 were approximately $1.74 million and can be sub-categorized as follows:

          Other Fees. The aggregate fees for professional services rendered by Arthur Andersen LLP for matters such as comfort letters, registration statements and consents related to filings with the SEC, due diligence pertaining to acquisitions, consultation on accounting standards or transactions and tax planning and compliance were approximately $1.75 million.

          Financial Information Systems Design and Implementation Fees. The aggregate fees for consultation in connection with the implementation of an integrated financial and management operating system, rendered by Arthur Andersen LLP in Fiscal 2000 were approximately $420,000.

     The Audit and Finance Committee has considered whether the provision of non-audit services by Viasource's independent accountants is compatible with maintaining auditor independence.

                                          Ron Cooper
                                          Bernard G. Dvorak
                                          Randall L. Lunn

                               PERFORMANCE GRAPH

     Set forth below is a graph which compares the cumulative total returns for the Common Stock against the cumulative total return (including reinvestment of dividends) of the Nasdaq Composite Index and the Nasdaq Telecommunications Index for the period commencing August 18, 2000, the date of our initial public offering, through December 30, 2000, assuming an investment of $100 in the Common Stock and each of the respective indices noted on August 18, 2000.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
         AMONG VIASOURCE COMMUNICATIONS, INC., NASDAQ COMPOSITE INDEX,
                      AND NASDAQ TELECOMMUNICATIONS INDEX

                                                                                                                 NASDAQ
                                                VIASOURCE COMMUNICATIONS,       NASDAQ COMPOSITE           TELECOMMUNICATIONS
                                                          INC.                      INDEX(1)                    INDEX(1)
                                                -------------------------       ----------------           ------------------
August 18, 2000                                          100.0                       100.0                       100.0
December 30, 2000                                         22.3                        62.9                        57.2

---------------

(1) Index prices are market cap weighted.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

     At the Annual Meeting, three directors will be elected to serve on the Board of Directors. The following three existing Class I directors of Viasource have been nominated for re-election: Randall R. Lunn, Bruce A. Nassau, Ph.D. and Roy D. Tartaglia. Brief biographies of each of the nominees for director are set forth under the heading "Directors" above. It is intended that proxies will be voted for these nominees. The three directors, if re-elected, will serve until our 2004 annual meeting of shareholders (or until their successors are elected and qualified).

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RE-ELECTION OF RANDALL R. LUNN, BRUCE A. NASSAU, PH.D. AND ROY D. TARTAGLIA.

                                  PROPOSAL TWO

                    AMENDMENT TO THE 2000 STOCK OPTION PLAN

     Our Board of Directors has unanimously approved, subject to stockholder approval, an amendment to our 2000 Stock Option Plan to increase, by 2,000,000 shares, the number of shares of the Common Stock which are available for issuance under the 2000 Stock Option Plan as a result of grants, from time to time, to our employees, officers or directors and to any independent contractors and consultants providing services to us. The purpose of the 2000 Stock Option Plan is to advance the interests of Viasource by providing eligible individuals an opportunity to acquire or increase a proprietary interest in Viasource, thereby creating a stronger incentive for such individuals to expend maximum effort for the growth and success of Viasource and encouraging such individuals to remain in the employ of Viasource. The Compensation Committee is responsible for administering and interpreting the 2000 Stock Option Plan.

     Options are granted under the 2000 Stock Option Plan on such terms and at such prices as determined by the Compensation Committee, except that the per share exercise price of the options cannot be less than the fair market value of the Common Stock on the date of grant. Each option is for a term of not more than ten years, as determined by the Compensation Committee. All options granted under the 2000 Stock Option Plan are subject to a vesting schedule as set forth in the applicable option agreement. However, the Compensation Committee may modify or waive any vesting schedules. Options granted under the 2000 Stock Option Plan are not transferable other than by will or by the laws of descent and distribution.

     Under the 2000 Stock Option Plan, 2,235,294 shares of Class A Common Stock are currently authorized for issuance upon the exercise of stock options. As of April 25, 2001, we had granted, net of cancellations, options to purchase an aggregate of 2,043,050 shares of the Common Stock under the 2000 Stock Option Plan, leaving 192,244 options available for future grants. Our Board of Directors believes that additional options must be available for issuance under the 2000 Stock Option Plan to enable Viasource to continue to attract, retain and motivate directors, key employees and consultants performing services for us. If the amendment to the 2000 Stock Option Plan is approved, a total 2,192,244 options will be available for future grant.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 2000 STOCK OPTION PLAN.

                                 PROPOSAL THREE

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as Viasource's independent auditor for Fiscal 2000 and has been selected by the Board of Directors to serve as our independent auditor for the Fiscal year ending December 29, 2001. Arthur Andersen LLP is familiar with our business and management. Our Board of Directors believes that Arthur Andersen LLP has the personnel, professional qualifications and independence necessary to act as our independent auditor.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

     Although shareholder approval of our auditor is not required, our Board of Directors is submitting such appointment to a vote of Viasource shareholders. Approval of this proposal will require the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ARTHUR ANDERSEN LLP AS VIASOURCE'S INDEPENDENT AUDITOR.

                           ANNUAL REPORT ON FORM 10-K

     Our Annual Report on Form 10-K for Fiscal 2000, as filed with the Securities and Exchange Commission, is available to shareholders who make written request therefor to our Investor Relations Department, 200 East Broward Boulevard, Suite 2100, Fort Lauderdale, Florida 33301. Copies of exhibits and basic documents filed with that report or referenced therein will be furnished to shareholders of record upon request.

                             SHAREHOLDER PROPOSALS

     The deadline for submission of shareholder proposals pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 for inclusion in our proxy statement for the Viasource 2002 Annual Meeting of Shareholders is January 2, 2002. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2002 Annual Meeting of Shareholders (but not required to be included in our proxy statement) by March 16, 2002, or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) under the Exchange Act and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

                                 OTHER MATTERS

     The Board of Directors knows of no matters to come before the Annual Meeting other than the matters referred to in this Proxy Statement. However, any matters that properly come before the Annual Meeting, the persons named as proxies and acting thereon will have discretion to vote on those matters in accordance with their judgment to the same extent as the person delivering the proxy would be entitled to vote.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          /s/ Douglas J. Betlach

                                          Douglas J. Betlach
                                          Executive Vice President, Chief
                                          Financial Officer,
                                          Treasurer and Secretary

Fort Lauderdale, Florida
April 27, 2001

                                                                      APPENDIX A

                                    CHARTER
                                     OF THE
             AUDIT AND FINANCE COMMITTEE OF THE BOARD OF DIRECTORS
                                       OF
                         VIASOURCE COMMUNICATIONS, INC.

     The Board of Directors of ViaSource Communications, Inc. (the "Company") has adopted and approved, and hereby sets forth, a Charter for its Audit and Finance Committee (the "Committee"), with membership and responsibilities as outlined below:

                                 I.  MEMBERSHIP

     The Committee shall be comprised of at least three directors, one of whom shall serve as Chairman of the Committee. None of the members of the Committee shall be an employee or officer of the Company or any of its subsidiaries. All members of the committee shall be free from any relationship with the Company or its subsidiaries that might, in the opinion of the Board of Directors, interfere with the exercise of that member's independent judgment, and, in any event, shall be "independent directors" as that term is defined in Rule 4200 of the rules and regulations of the Nasdaq Stock Market. All members of the Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as such qualifications are interpreted by the Board of Directors in its business judgment.

                                 II.  MEETINGS

     The Committee shall meet at such times and upon such notice as it may determine. A majority of the members of the Committee shall constitute a quorum for the transaction of business at any such meeting. The Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors.

                        III.  RESPONSIBILITIES -- AUDIT

     1. The Company's outside auditors are ultimately accountable to the Board of Directors and the Committee, as representatives of the shareholders of the Company, and the Committee and the Board of Directors shall have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the outside auditors.

     2. The Committee is responsible for (i) ensuring that the outside auditors submit on a periodic basis to the Committee a formal written report delineating all relationships between the outside auditors and the Company, (ii) actively engaging in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors, and (iii) recommending that the Board of Directors take appropriate action in response to the outside auditors' report to oversee the independence of the outside auditors.

     3. The Committee will review with the outside auditors the proposed scope of their annual audit and of their reviews of the interim financial statements to be included in the Company's quarterly reports on Form 10-Q, the estimated fees therefor, and their recommendations with respect to accounting procedures and internal controls. It will also review with the corporate officer in charge of internal audit the undertaking of non-audit services by the outside auditors.

     4. The Committee will review and discuss the audited financial statements of the Company with the outside auditors and the corporate officer in charge of internal audit. Based upon such review and discussions, the Committee will determine whether to recommend inclusion of the audited financial statements in the Company's annual report on Form 10-K. The Committee will also review such other financial statements and information to be disclosed by the Company to shareholders and the public as it deems advisable in its business judgment.

     5. The Committee will review the internal audit activities and accounting procedures and controls of the Company, including the adequacy of the internal control staffing and budget. The Committee will have responsibility to select, evaluate and, when appropriate, replace the corporate officer in charge of internal audit.

     6. The Committee will have direct access to the outside auditors, the corporate officer in charge of internal audit and the financial and accounting staff on a periodic basis.

                       III.  RESPONSIBILITIES -- FINANCE

     1. The Committee will review and make recommendations to the Board of Directors regarding the Company's capital structure, cash position, credit arrangements and proposed annual capital expenditure plans.

     2. The Committee will make recommendations to the Board of Directors regarding the issuance, reservation, purchase, reclassification, listing or other changes in the company's shares.

     3. The Committee will review and make recommendations to the Board of Directors regarding dividend proposals.

     4. The Committee will review and make recommendations to the Board of Directors regarding contributions to any employee benefits, retirement or pension plans.

                       IV.  RESPONSIBILITIES -- GENERALLY

     1. The Committee will annually review and assess the adequacy of this Charter.

     2. The Committee will review such other matters as the Board of Directors may from time to time determine.

                                                                      APPENDIX B

                         VIASOURCE COMMUNICATIONS, INC.

                  AMENDED AND RESTATED 2000 STOCK OPTION PLAN

1. ESTABLISHMENT, EFFECTIVE DATE AND TERM

     VIASOURCE COMMUNICATIONS, INC., a New Jersey corporation ("Viasource") hereby establishes the "Viasource Communications, Inc. 2000 Stock Option Plan" (the "Plan"). The effective date of the Plan shall be May 23, 2000 (the "Effective Date"), which is the date that the Plan was approved and adopted by the Board of Directors of Viasource (the "Board"). Unless earlier terminated pursuant to Section 17 hereof, the Plan shall terminate on May 23, 2010.

2. PURPOSE

     The purpose of the Plan is to advance the interests of Viasource by providing Eligible Individuals (as defined in Section 6 below) with an opportunity to acquire or increase a proprietary interest in Viasource, which thereby will create a stronger incentive to expend maximum effort for the growth and success of Viasource and Viasource's subsidiaries, and will encourage such individuals to remain in the employ of Viasource or one or more of its subsidiaries.

3. TYPE OF OPTIONS

     Each stock option granted under the Plan (an "Option") may be designated by the Board, in its sole discretion, either as (i) an "incentive stock option" ("Incentive Stock Options") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or (ii) as a non-qualified stock option which is not intended to meet the requirements of
Section 422 of the Code; provided that Incentive Stock Options may only be granted to employees of Viasource, any "subsidiary corporation" as defined in
Section 424 of the Code (a "Subsidiary") or any "parent corporation" as defined in Section 424 of the Code (a "Parent") (Viasource, Parent and Subsidiary are collectively referred to as the "Company"). In the absence of any designation, Options granted under the Plan will be deemed to be non-qualified stock options. The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as incentive stock options under
Section 422 of the Code. Options designated as Incentive Stock Options that fail to continue to meet the requirements of Section 422 of the Code shall be redesignated as non-qualified stock options automatically on the date of such failure to continue to meet such requirements without further action by the Board.

4. ADMINISTRATION

     (a) Board. The Plan shall be administered by the Board, which shall have the full power and authority to take all actions, and to make all determinations required or provided for under the Plan or any Option granted or Option Agreement (as defined in Section 9 below) entered into under the Plan and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Board to be necessary or appropriate to the administration of the Plan or any Option granted or Option Agreement entered into hereunder. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option Agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. All such actions and determinations shall be by the affirmative vote of a majority of the members of the Board present at a meeting at which any issue relating to the Plan is properly raised for consideration or without a meeting by written consent of the Board executed in accordance with Viasource's Articles of Incorporation and By-Laws and applicable law. The interpretation and construction by the Board of any provision of the Plan or of any Option granted or Option Agreement entered into hereunder shall be final and conclusive.

     (b) Committees. The Board may, in its discretion, from time to time appoint one or more committees (the "Committees"). Where appropriate, any reference to the Board in this Plan or an Option Agreement shall also mean such Committees as appointed by the Board. In the event that Viasource is a "publicly held corporation" as defined in Section 162(m)(2) of the Code (a "Public Company"), the Board shall appoint a committee consisting of not less than three members of the Board, none of whom shall be an officer or other salaried employee of the Company, and each of whom shall qualify in all respects as a "non-employee director" and an "outside director" as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an "outside director" for purposes of Section 162(m) of the Code (the "Outside Director Committee"). The Board, in its sole discretion, may provide that the role of the Committees shall be limited to making recommendations to the Board concerning any determinations to be made and actions to be taken by the Board pursuant to or with respect to the Plan, or the Board may delegate to the Committees such powers and authorities related to the administration of the Plan, as set forth in Section 4(a) above, as the Board shall determine, consistent with the Articles of Incorporation and By-Laws of Viasource and applicable law. The Board may remove members, add members, and fill vacancies on the Committees from time to time, all in accordance with Viasource's Articles of Incorporation and By-Laws, and with applicable law. The majority vote of a Committee, or acts reduced to or approved in writing by a majority of the members of a Committee, shall be the valid acts of the Committee.

     (c) No Liability. No member of the Board or of the Committees shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted or Option Agreement entered into hereunder.

     (d) Delegation to the Committees. In the event that the Plan or any Option granted or Option Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken by or such determination may be made by a Committee if the power and authority to do so has been delegated to such Committee by the Board as provided for in
Section 4(b) above. Unless otherwise expressly determined by the Board, any such action or determination by a Committee shall be final and conclusive.

5. COMMON STOCK

     The capital stock of Viasource that may be issued pursuant to Options granted under the Plan shall be shares of common stock, with no par value, of Viasource (the "Common Stock"), which shares may be treasury shares or authorized but unissued shares. The total number of shares of Common Stock that may be issued pursuant to Options granted under the Plan shall be 4,235,294 shares, subject to adjustment as provided in Section 19 below. If any Option expires, terminates, or is terminated or canceled for any reason prior to exercise in full, the shares of Common Stock that were subject to the unexercised portion of such Option shall be available for future Options granted under the Plan.

6. ELIGIBILITY

     Options may be granted under the Plan to (i) any employee, officer, or director (employee and non-employee directors) of the Company, and (ii) any independent contractor or consultant performing services for the Company as determined by the Board from time to time on the basis of their importance to the business of Viasource (collectively, "Eligible Individuals"), provided that Incentive Stock Options may only be granted to employees of the Company. An individual may hold more than one Option, subject to such restrictions as are provided herein.

7. GRANT OF OPTIONS

     Subject to the terms and conditions of the Plan, the Board may, at any time and from time to time, prior to the date of termination of the Plan, grant to such Eligible Individuals as the Board may determine ("Optionees"), Options to purchase such number of shares of Common Stock on such terms and conditions as the Board may determine. The date on which the Board approves the grant of an Option (or such later date as is specified by the Board) shall be considered the date on which such Option is granted. In the event

Viasource is a Public Company, any Option granted to a "covered employee" as defined in Section 162(m)(3) of the Code ("Covered Employee") shall be made by the Outside Director Committee. In the event Viasource is a Public Company, the maximum number of shares of Common Stock subject to Options that may be granted during any calendar year under the Plan to any Covered Employee shall be one million (1,000,000).

8. LIMITATION ON INCENTIVE STOCK OPTIONS

     (a) Ten Percent Stockholder. Notwithstanding any other provision of this Plan to the contrary, no individual may receive an Incentive Stock Option under the Plan if such individual, at the time the award is granted, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, unless (i) the purchase price for each share of Common Stock subject to such Incentive Stock Option is at least 110 percent (110%) of the fair market value of a share of Common Stock on the date of grant (as determined in good faith by the Board) and (ii) such Incentive Stock Option is not exercisable after the date which is five (5) years from the date of grant.

     (b) Limitation on Grants. The aggregate fair market value (determined with respect to each Incentive Stock Option at the time such Incentive Stock Option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000. If an Incentive Stock Option is granted pursuant to which the aggregate fair market value of shares with respect to which it first becomes exercisable in any calendar year by an individual exceeds such $100,000 limitation, the portion of such Option which is in excess of the $100,000 limitation, and any Options issued subsequently in the same calendar year, shall be treated as a non-qualified stock option pursuant to Section 422(d)(1) of the Code. In the event that an individual is eligible to participate in any other stock option plan of the Company which is also intended to comply with the provisions of Section 422 of the Code, such $100,000 limitation shall apply to the aggregate number of shares for which Incentive Stock Options may be granted under this Plan and all such other plans.

9. OPTION AGREEMENTS

     All Options granted pursuant to the Plan shall be evidenced by written agreements ("Option Agreements"), to be executed by Viasource and by the Optionee, in such form or forms as the Board shall from time to time determine. Option Agreements covering Options granted from time to time or at the same time need not contain similar provisions; provided, however, that all such Option Agreements shall comply with all terms of the Plan.

10. OPTION PRICE

     The purchase price of each share of Common Stock subject to an Option (the "Option Price") shall be fixed by the Board and stated in each Option Agreement, and subject to the provisions of Section 8(a) above, shall be not less than 100 percent (100%) of the fair market value of a share of Common Stock on the date the Option is granted. If the Common Stock is then listed on any national securities exchange, the fair market value shall be the closing price of a share of Common Stock on such exchange on the last trading day immediately prior to the date of grant; provided, however, that when granting Incentive Stock Options, the Board shall determine fair market value in accordance with the provisions of Section 422 of the Code. If the Common Stock is not listed on any such exchange, the fair market value shall be determined in good faith by the Board.

11. TERM AND VESTING OF OPTIONS

     (a) Option Period. Subject to the provisions of Sections 8(a) and Section 14 hereof, each Option granted under the Plan shall terminate and all rights to purchase shares thereunder shall cease upon the expiration of ten (10) years from the date such Option is granted, or on such date prior thereto as may be fixed by the Board and stated in the Option Agreement relating to such Option. Notwithstanding the foregoing, the Board may in its discretion, at any time prior to the expiration or termination of any Option, extend the term of any such Option for such additional period as the Board in its discretion may determine; provided, however, that in no event shall the aggregate option period with respect to any Option, including the initial term of such Option and any extensions thereof, exceed (10) years.

     (b) Vesting. Each Option Agreement will specify the vesting schedule applicable to Options. Notwithstanding the foregoing, the Board may in its discretion provide that any vesting requirement or other such limitation on the exercise of an Option may be rescinded, modified or waived by the Board, in its sole discretion, at any time and from time to time after the date of grant of such Option, so as to accelerate the time at which the Option may be exercised.

12. MANNER OF EXERCISE AND PAYMENT

     (a) Exercise. An Option that is exercisable hereunder may be exercised by delivery to Viasource on any business day, at its principal office, addressed to the attention of the Stock Option Administrator, of written notice of exercise, which notice shall specify the number of shares with respect to which the Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised, by one or more of the methods provided below. The minimum number of shares of Common Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of one hundred (100) shares or the maximum number of shares available for purchase under the Option at the time of exercise.

     (b) Payment. Payment of the Option Price for the shares of Common Stock purchased pursuant to the exercise of an Option shall be made (i) in cash or in cash equivalents; (ii) to the extent permitted by applicable law and agreed to by the Board in its sole and absolute discretion, through the tender to Viasource of shares of Common Stock, which shares shall be valued, for purposes of determining the extent to which the Option Price has been paid thereby, at their fair market value (determined in the manner described in Section 10 above) on the date of exercise; (iii) to the extent permitted by applicable law and agreed to by the Board in its sole and absolute discretion, by delivering a written direction to Viasource that the Option be exercised pursuant to a "cashless" exercise/sale procedure (pursuant to which funds to pay for exercise of the Option are delivered to Viasource by a broker upon receipt of stock certificates from Viasource) or a "cashless" exercise/loan procedure (pursuant to which the Optionees would obtain a margin loan from a broker to fund the exercise) through a licensed broker acceptable to Viasource whereby the stock certificate or certificates for the shares of Common Stock for which the Option is exercised will be delivered to such broker as the agent for the individual exercising the Option and the broker will deliver to Viasource cash (or cash equivalents acceptable to Viasource) equal to the Option Price for the shares of Common Stock purchased pursuant to the exercise of the Option plus the amount (if any) of federal and other taxes that Viasource may, in its judgment, be required to withhold with respect to the exercise of the Option; (iv) to the extent permitted by applicable law and agreed to by the Board in its sole and absolute discretion, by the delivery of a promissory note of the Optionee to Viasource on such terms as the Board shall specify in its sole and absolute discretion; or (v) by a combination of the methods described in clauses (i),
(ii), (iii) and (iv). Payment in full of the Option Price need not accompany the written notice of exercise if the Option is exercised pursuant to the "cashless" exercise/sale procedure described above. An attempt to exercise any Option granted hereunder other than as set forth above shall be invalid and of no force and effect.

     (c) Issuance of Certificates. Promptly after the exercise of an Option, the individual exercising the Option shall be entitled to the issuance of a certificate or certificates evidencing his ownership of such shares of Common Stock. An individual holding or exercising an Option shall have none of the rights of a stockholder until the shares of Common Stock covered thereby are fully paid and issued to him and, except as provided in Section 19 below, no adjustment shall be made for dividends or other rights for which the record date is prior to the date of such issuance.

13. TRANSFERABILITY OF OPTIONS

     (a) Incentive Stock Options. No Incentive Stock Option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution.

     (b) Non-Qualified Stock Options. Unless otherwise permitted by the Board in its sole and absolute discretion, no non-qualified stock option shall be assignable or transferable by the Optionee to whom it is granted, other than by will or the laws of descent and distribution.

14. TERMINATION OF EMPLOYMENT, DEATH, OR DISABILITY

     (a) General. Unless otherwise provided in an Option Agreement, upon the termination of the employment or other service of an Optionee with Company, other than by reason of Cause (as defined below), death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Optionee, any Option granted to such Optionee which has vested as of the date upon which the termination occurs shall be exercisable for a period not to exceed ninety (90) days after such termination. Upon such termination the Optionee's unvested Options shall expire and the Optionee shall have no further right to purchase shares of Common Stock pursuant to such unvested Option. Notwithstanding the provisions of this Section 14, the Board may provide, in its discretion, that following the termination of employment or service of an Optionee with Company (for any reason), an Optionee may exercise an Option, in whole or in part, at any time subsequent to such termination of employment or service and prior to termination of the Option pursuant to Section 11(a) above, either subject to or without regard to any vesting or other limitation on exercise imposed pursuant to Section 11(b) above. Unless otherwise determined by the Board, temporary absence from employment or service because of illness, vacation, approved leaves of absence, military service and transfer of employment shall not constitute a termination of employment or service with the Company.

     (b) Cause. Upon termination of the employment or other service of an Optionee with the Company for Cause, any Option granted to the Optionee shall expire immediately and the Optionee shall have no further right to purchase shares of Common Stock pursuant to such Options. For purposes of the Plan, "Cause" means (i) failure or refusal of the Optionee to perform the duties and responsibilities that the Company requires to be performed by him, (ii) gross negligence or willful misconduct by the Optionee in the performance of his duties, (iii) commission by the Optionee of an act of dishonesty affecting the Company, or the commission of an act constituting common law fraud or a felony, or (iv) the Optionee's commission of an act (other than the good faith exercise of his business judgment in the exercise of his responsibilities) resulting in material damages to the Company. Notwithstanding the above, if an Optionee and the Company have entered into an employment or consulting agreement which defines the term "Cause" for purposes of such employment or consulting agreement, "Cause" shall be defined pursuant to the definition in such employment agreement with respect to such Optionee's Options. The Board shall determine whether Cause exists for purposes of this Plan.

     (c) Death. If an Optionee dies while in the employ or service of the Company all options held by such Optionee shall vest upon the date of the Optionee's death. The Optionee's estate or the devisee named in the Optionee's valid last will and testament or the Optionee's heir at law who inherits the Option has the right, at any time within a period not to exceed one (1) year after the date of such Optionee's death and prior to termination of the Option pursuant to Section 11(a) above, to exercise, in whole or in part, any portion of the Option held by such Optionee at the date of such Optionee's death.

     (d) Disability. If an Optionee terminates employment or service with the Company by reason of the "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) of such Optionee, all Options held by such Optionee shall vest upon such termination. The Optionee has the right at any time within a period not to exceed one (1) year after a termination of employment or service by reason of "permanent and total disability" and prior to termination of the Option pursuant to Section 11(a) above, to exercise, in whole or in part, any portion of the Option held by such Optionee at the date of termination. Whether a termination of employment or service is to be considered by reason of "permanent and total disability" for purposes of this Plan shall be determined by the Board, which determination shall be final and conclusive.

15. USE OF PROCEEDS

     The proceeds received by Viasource from the sale of Common Stock pursuant to Options granted under the Plan shall constitute general funds of Viasource.

16. REQUIREMENTS OF LAW

     (a) Violations of Law. The Company shall not be required to sell or issue any shares of Common Stock under any Option if the sale or issuance of such shares would constitute a violation by the individual exercising the Option or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     (b) Registration. At the time of any exercise of any Option, the Company may, if it shall determine it necessary or desirable for any reason, require the Optionee (or his or her heirs, legatees or legal representative, as the case may be), as a condition to the exercise thereof, to deliver to the Company a written representation of present intention to purchase the shares for their own account as an investment and not with a view to, or for sale in connection with, the distribution of such shares, except in compliance with applicable federal and state securities laws with respect thereto. In the event such representation is required to be delivered, an appropriate legend may be placed upon each certificate delivered to the Optionee (or his or her heirs, legatees or legal representative, as the case may be) upon his or her exercise of part or all of the Option and a stop transfer order may be placed with the transfer agent. Each Option shall also be subject to the requirement that, if at any time the Company determines, in its discretion, that the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of or in connection with, the issuance or purchase of the shares thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Company in its sole discretion. The Company shall not be obligated to take any affirmative action in order to cause the exercisability or vesting of an Option or to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

     (c) Withholding. The Board may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Company is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with the exercise of any Option, including, but not limited to: (i) the withholding of delivery of shares of Common Stock upon exercise of Options until the holder reimburses the Company for the amount the Company is required to withhold with respect to such taxes, (ii) the canceling of any number of shares of Common Stock issuable upon exercise of such Options in an amount sufficient to reimburse the Company for the amount it is required to so withhold, (iii) withholding the amount due from any such person's wages or compensation due to such person, or (iv) requiring the Optionee to pay the Company cash in the amount the Company is required to withhold with respect to such taxes.

     (d) Governing Law. This Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

17. AMENDMENT AND TERMINATION OF THE PLAN

     The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any shares of Common Stock as to which Options have not been granted; provided, however, that the approval by a majority of the votes present and entitled to vote at a duly held meeting of the stockholders of Viasource at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the amendment, or by written consent in accordance with applicable state law and the Articles of Incorporation and By-Laws of Viasource shall be required for any amendment (i) that changes the requirements as to Eligible Individuals to receive Options under the Plan, (ii) that increases the maximum number of shares of Common Stock in the aggregate that may be sold pursuant to Options that are granted under the Plan (except as permitted under Section 19 hereof), or (iii) if approval of such amendment is necessary to comply with federal or state law (including without limitation
Section 162(m) of the Code and Rule 16b-3 under the Exchange Act) or with the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or traded. Except as permitted under Section 19 hereof, no amendment, suspension or termination of the Plan shall, without the consent of the holder of the Option, alter or impair rights or obligations under any Option theretofore granted under the Plan.

18. EFFECT OF INITIAL PUBLIC OFFERING

     If Viasource should become a Public Company, no Options shall be granted to a Covered Employee after the first meeting of shareholders at which directors are elected that occurs after the close of the third calendar year following the calendar year in which an "Initial Public Offering" (as defined below) occurs, or if Viasource becomes a Public Company without an Initial Public Offering, the first calendar year in which Viasource becomes publicly held, unless Viasource satisfies the shareholder approval requirement as set forth in Regulation
Section 1.162-27(e)(4)(i) of the Code prior to such amendment of the Plan. An "Initial Public Offering" shall be deemed to have occurred if there is a closing of an underwritten public offering by Viasource pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended, covering the offer and sale of Viasource's Common Stock for the account of Viasource for cash.

19. RECAPITALIZATION, REORGANIZATIONS, CHANGE IN CONTROL AND OTHER CORPORATE EVENTS

     (a) Recapitalization. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of Viasource by reason of any recapitalization, reclassification, reorganization (other than as described in Section 19(b) below), stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock of Viasource, or other increase or decrease in such shares effected without receipt of consideration by Viasource, occurring after the Effective Date, an appropriate and proportionate adjustment shall be made by the Board (i) in the aggregate number and kind of shares of Common Stock available under the Plan, (ii) in the number and kind of shares of Common Stock issuable upon exercise of outstanding Options granted under the Plan, and (iii) in the Option Price per share of outstanding Options granted under the Plan.

     (b) Reorganization. Unless otherwise provided in an Option Agreement, in the event of a Reorganization (as defined below) of Viasource, the Board may in its sole and absolute discretion, provide on a case by case basis that some or all outstanding Options may become immediately exercisable, without regard to any limitation on exercise imposed pursuant to Section 11(b). In the event of a Reorganization of Viasource, the Board may, in its sole and absolute discretion, provide on a case by case basis that Options shall terminate upon a Reorganization, provided however, that Optionee shall have the right, immediately prior to the occurrence of such Reorganization and during such reasonable period as the Board in its sole discretion shall determine and designate, to exercise any vested Option in whole or in part. In the event that the Board does not terminate an Option upon a Reorganization of Viasource, then each outstanding Option shall upon exercise thereafter entitle the holder thereof to such number of shares of Common Stock or other securities or property to which a holder of shares of Common Stock would have been entitled to upon such Reorganization. For purposes of this Plan a "Reorganization" of an entity shall be deemed to occur if such entity is a party to a merger, consolidation, reorganization, or other business combination with one or more entities in which said entity is not the surviving entity, if such entity disposes of substantially all of its assets, or if such entity is a party to a spin-off, split-off, split-up or similar transaction; provided, however, that the transaction shall not be a Reorganization if Viasource, any Parent or any Subsidiary is the surviving entity.

     (c) Change in Control. Unless otherwise provided in an Option Agreement, in the event of a Change in Control (as defined below) of Viasource, the Board may, in its sole and absolute discretion, provide on a case by case basis that some or all outstanding Options may become immediately exercisable, without regard to any limitation on exercise imposed pursuant to Section 11(b). In the event of a Change in Control of Viasource, the Board may, in its sole and absolute discretion, provide on a case by case basis that Options shall terminate, provided however, that Optionee shall have the right for a reasonable period as the Board in its sole discretion shall determine and designate, to exercise any vested Option in whole or in part. For purposes of the Plan, a "Change in Control" shall be deemed to occur if any person shall acquire direct or indirect beneficial ownership (whether as a result of stock ownership, revocable or irrevocable proxies or otherwise) of securities of an entity, pursuant to one or more transactions, such that after consummation and as a result of such transaction, such person has direct or indirect beneficial ownership of 50% or more of the total combined voting power with respect to the election of directors of the issued and outstanding securities of Viasource. For purposes of the Plan, a "person" shall mean any person, corporation, partnership, joint venture or other entity or any group (as such term is defined for purposes of Section 13(d) of the Exchange Act) and "beneficial ownership" shall be determined in accordance with Rule 13d-3 under the Exchange Act.

     (d) Change in Status of Parent or Subsidiary. Unless otherwise provided in an Option Agreement, in the event of a Change in Control or Reorganization of a Parent or Subsidiary, or in the event that a Parent or Subsidiary ceases to be a Parent or Subsidiary as defined in Section 424 of the Code, the Board may, in its sole and absolute discretion, (i) provide on a case by case basis that some or all outstanding Options held by an optionee employed by or performing service for such Parent or Subsidiary may become immediately exercisable, without regard to any limitation on exercise imposed pursuant to Section 11(b) and/or (ii) treat the employment or other services of an Optionee employed by such Parent or Subsidiary as terminated (and such Optionee shall have the right to exercise his or her Options in accordance with Section 14(a) of the Plan) if such Optionee is not employed by Viasource or any Parent or Subsidiary immediately after such event.

     (e) Dissolution or Liquidation. Upon the dissolution or liquidation of Viasource, the Plan and all Options outstanding hereunder shall terminate. In the event of any termination of the Plan under this Section 19(e), each individual holding an Option shall have the right, immediately prior to the occurrence of such termination and during such reasonable period as the Board in its sole discretion shall determine and designate, to exercise such Option in whole or in part, whether or not such Option was otherwise exercisable at the time such termination occurs and without regard to any vesting or other limitation on exercise imposed pursuant to Section 11(b) above.

     (f) Adjustments. Adjustments under this Section 19 related to stock or securities of Viasource shall be made by the Board, whose determination in that respect shall be final, binding, and conclusive. No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share or unit.

     (g) No Limitations. The grant of an Option pursuant to the Plan shall not affect or limit in any way the right or power of Viasource to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

20. VIASOURCE'S RIGHT TO PURCHASE OPTION STOCK

     Viasource shall have the right to repurchase any Common Stock purchased by an Optionee ("Option Stock") following such Optionee's termination of service or affiliation with the Company for any reason. The price for repurchasing the Option Stock shall be equal to the fair market value of the Option Stock (determined in the manner described in Section 10 above) on the date of such termination of service or affiliation. Should Viasource fail to exercise such repurchase right within ninety (90) days following the date of such Optionee's termination of service or affiliation, Viasource shall be deemed to have waived such right. If an Initial Public Offering occurs, the provisions of this Section 20 shall cease to be effective.

21. RIGHT OF FIRST REFUSAL REGARDING OPTION STOCK

     An Optionee who desires to dispose of any Option Stock shall first offer the Option Stock to Viasource. The Optionee shall provide notice to Viasource indicating the Optionee's desire to dispose of Option Stock.

Viasource shall have the irrevocable and exclusive first option, but not the obligation, to purchase all or a portion of the Option Stock, provided Viasource provides notice of its election to purchase the Option Stock within sixty days after Viasource receives the Optionee's notice. The purchase price to be paid by Viasource for the Option Stock being offered by the Optionee shall be equal to the fair market value of the Option Stock (determined in the manner described in Section 10 above) on the date that such notice is provided to Viasource. If an Initial Public Offering occurs, the provisions of this Section 21 shall cease to be effective.

22. FORFEITURE OF GAIN IF TERMINATED FOR CAUSE OR FOR BREACH OF NON-COMPETE AGREEMENT

     An Option Agreement may provide that if an Optionee's employment or service is terminated for Cause, or if an Optionee violates the terms of any non-compete provisions of any agreement entered into by the Optionee and the Company, then the Optionee shall pay to Viasource any "gains" (as defined in such Option Agreement) related to such Option.

23. DISCLAIMER OF RIGHTS

     No provision in the Plan or in any Option granted or Option Agreement entered into pursuant to the Plan shall be construed to confer upon any individual the right to remain in the employ of the Company or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of any individual, including any Option holder, at any time, or to terminate any employment or other relationship between any individual and the Company. A holder of an Option shall not be deemed for any purpose to be a stockholder of Viasource with respect to such Option except to the extent that such Option shall have been exercised with respect thereto and, in addition, a stock certificate shall have been issued theretofore and delivered to the holder. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 19 hereof.

24. NONEXCLUSIVITY OF THE PLAN

     The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options or stock appreciation rights other than under the Plan.

25. SEVERABILITY

     If any provision of the Plan or any Option Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

26. NOTICES

     Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to Viasource, to its principal place of business, attention: Stock Option Administrator, and if to the holder of an Option, to the address as appearing on the records of the Company.

                            [ FOLD AND DETACH HERE ]

PROXY                    VIASOURCE COMMUNICATIONS, INC.

                     200 EAST BROWARD BOULEVARD, SUITE 2100
                         FORT LAUDERDALE, FLORIDA 33301

       PROXY FOR THE 2001 ANNUAL MEETING OF SHAREHOLDERS -- JUNE 14, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF VIASOURCE COMMUNICATIONS, INC. (THE "COMPANY"). The undersigned hereby appoints Craig A. Russey and Douglas J. Betlach, and each of them, proxies and attorneys-in-fact, with the power of substitution (the action of both of them or their substitutes present and acting or if only one be present and acting, then the action of such one to be in any event controlling) to vote all shares of common stock held of record by the undersigned on April 25, 2001 at the 2001 Annual Meeting of Shareholders of the Company scheduled to be held on June 14, 2001, and at any adjournment or postponement thereof.

The shares represented by this proxy will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" the nominees named hereon. The shares will be voted at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the meeting and any adjournment thereof.

1.  The re-election of three nominees for Director as set forth in the Proxy Statement accompanying the Notice of Annual Meeting and listed below. The Board of Directors recommends a vote FOR the re-election of the nominees listed below.

    [ ]    FOR the nominees listed below        [ ]    WITHHOLD AUTHORITY

      Randall R. Lunn, Bruce A. Nassau, Ph.D., Roy D. Tartaglia

     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, LIST THE NAME:

2.  The amendment to Viasource's 2000 Stock Option Plan to increase by 2,000,000 shares the number of shares of Viasource common stock, no par value per share, which are issuable upon the exercise of stock options granted or to be granted under the 2000
    Stock Option Plan.

                 [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

--------------------------------------------------------------------------------

                         PLEASE VOTE, SIGN, AND RETURN.

                            [ FOLD AND DETACH HERE ]

                          (Continued from other side)

3.  The ratification of the appointment of Arthur Andersen LLP as the Company's independent auditor for the fiscal year ending December 29, 2001.

                 [ ]  FOR       [ ]  AGAINST       [ ]  ABSTAIN

4.  To vote at the discretion of the proxies and attorneys-in-fact on the transaction of such other business as may properly come before the meeting and any adjournments thereof.

Dated:                  , 2001
      ------------------

                                           -------------------------------------
                                                         Signature

                                           -------------------------------------
                                                Signature (if held jointly)

                                           PLEASE DATE AND SIGN AS YOUR NAME
                                           APPEARS HEREON, AND RETURN IN THE
                                           ENCLOSED ENVELOPE. If acting as
                                           attorney, executor, administrator,
                                           trustee, or guardian, you should so
                                           indicate when signing. If the signer
                                           is a corporation, please sign the
                                           full corporate name by a duly
                                           authorized officer. If the shares are
                                           held jointly, each shareholder named
                                           is required to sign.